Exhibit 99.1

      PRESS RELEASE------IMMEDIATE                              OCTOBER 18, 2004
                                                      CONTACT:  ROSEMARIE ROMANO
                                                                  (203) 782-1100


           SOUTHERN CONNECTICUT BANCORP, INC. ELECTS TWO NEW DIRECTORS


         The Board of Directors of Southern Connecticut Bancorp, Inc. announces the election of two new members to the Board of Directors of its subsidiary, the Bank of Southern Connecticut. The newly elected directors are Claire Gaudiani of New Haven, Groton and New York City, and Juan Miguel Salas-Romer of New Haven, Miami and Carabobo, Venezuela.
         Ms. Gaudiani is one of the foremost educators and authors in the country having served as the President of Connecticut College from 1988-2001, and Volunteer President of the New London Development Corporation for five years. Her accomplishments as college president include the improved ranking of Connecticut College from 41st in the nation to the mid 20's amongst the nationally ranked liberal arts colleges, including being the most selective student ranking to 14th amongst the same group. During her tenure, Ms. Gaudiani helped secure endowments for 26 new chairs and quintupled the endowment from $30,000,000 to $170,000,000.
         Ms. Gaudiani is presently a senior research scholar at Yale University as well as a faculty member of New York University. A graduate of Connecticut College, Ms. Gaudiani earned her Ph.D. in French Literature at Indiana University. She is also the recipient of ten honorary doctorates, including the University of Notre Dame. Ms. Gaudiani, a Phi Beta Kappa member, has been the recipient of ten honorary doctorates, and is also a winner of several Fulbright Scholar Awards.

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         As President of the New London Development Corporation, Ms. Gaudiani
helped attract more than $300,000,000 in Private Investment Funds, including the Global Research Headquarters of Pfizer, Inc., a Fortune 20 company.
         Mr. Salas-Romer, a graduate of Babson College, has also earned a Master's Degree in Business Administration from Boston College, Magna Cum Laude. He is currently a Director of Sunrise Financial Group, LLC, a fast food franchise in Florida, and Strategyon USA, a strategic management consulting firm. Presently Mr. Salas-Romer is managing his family's business interests in the fields of telecommunications, real estate and fast-food franchises in the United States and Venezuela. He is also the son of Henrique Salas-Romer, a member of Yale University's international board. Mr. Salas-Romer will also serve on the Board of Directors of Southern Connecticut Bancorp, Inc.
         Southern Connecticut Bancorp, Inc., holding company for the Bank of Southern Connecticut and the Bank of Southeastern Connecticut (in organization) is traded on the AMEX under the symbol SSE.



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